UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021 (June 9, 2021)

Commission File Number: 1-40392

DT Midstream, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-2663964
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

Registrant’s address of principal executive offices: One Energy Plaza, Detroit, Michigan 48226-1279

Registrant’s telephone number, including area code: (313) 402-8532

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on which Registered
Common stock, par value $0.01	DTM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On June 9, 2021, in connection with the previously announced offering and issuance by DT Midstream, Inc. (the “Company”) of $1,100,000,000 in aggregate principal amount of the Company’s 4.125% senior unsecured notes due 2029 (the “2029 Notes”) and $1,000,000,000 in aggregate principal amount of the Company’s 4.375% senior unsecured notes due 2031 (the “2031 Notes,” and, together with the 2029 Notes, the “Notes”), the Company entered into an Indenture (the “Indenture”), among the Company, certain subsidiary guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

On June 9, 2021, the Notes were issued pursuant to the Indenture in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were resold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

2029 Notes

The 2029 Notes will mature on June 15, 2029, and interest is payable on the Notes semi-annually in arrears on each June 15 and December 15, commencing December 15, 2021. The 2029 Notes are guaranteed on a senior unsecured basis by the Guarantors.

At any time prior to June 15, 2024, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2029 Notes (including any additional 2029 Notes) issued under the Indenture, upon not less than ten nor more than 60 days’ notice, at a redemption price of 104.125% of the principal amount thereof, plus accrued and unpaid interest, to the 2029 Notes Redemption Date (as defined below) (subject to the right of holders of record of the 2029 Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the 2029 Notes Redemption Date), in an amount not greater than the net cash proceeds of one or more Equity Offerings (as defined in the Indenture) by the Company; provided that:

•

at least 65% of the aggregate principal amount of the 2029 Notes (including any additional 2029 Notes) issued under the Indenture (excluding 2029 Notes held by the Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

On or after June 15, 2024, the Company may redeem all or a part of the 2029 Notes upon not less than ten nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2029 Notes redeemed, to the applicable 2029 Notes Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each year indicated below, subject to the rights of holders of the 2029 Notes on the relevant record date to receive interest on an interest payment date that is on or prior to the 2029 Notes Redemption Date:

Year	Percentage
2024	102.063%
2025	101.031%
2026 and thereafter	100.000%

At any time prior to June 15, 2024, the Company may also redeem all or a part of the 2029 Notes, upon not less than ten nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed plus the 2029 Notes Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest, if any, to the date of redemption (the “2029 Notes Redemption Date”), subject to the rights of holders of the 2029 Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the 2029 Notes Redemption Date.

2031 Notes

The 2031 Notes will mature on June 15, 2031, and interest is payable on the Notes semi-annually in arrears on each June 15 and December 15, commencing December 15, 2021. The 2031 Notes are guaranteed on a senior unsecured basis by the Guarantors.

At any time prior to June 15, 2026, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2031 Notes (including any additional 2031 Notes) issued under the Indenture, upon not less than ten nor more than 60 days’ notice, at a redemption price of 104.375% of the principal amount thereof, plus accrued and unpaid interest, to the 2031 Notes Redemption Date (as defined below) (subject to the right of holders of record of the 2031 Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the 2031 Notes Redemption Date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that:

•

at least 65% of the aggregate principal amount of the 2031 Notes (including any additional 2031 Notes) issued under the Indenture (excluding 2031 Notes held by the Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

On or after June 15, 2026, the Company may redeem all or a part of the 2031 Notes upon not less than ten nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2031 Notes redeemed, to the applicable 2031 Notes Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each year indicated below, subject to the rights of holders of the 2031 Notes on the relevant record date to receive interest on an interest payment date that is on or prior to the 2031 Notes Redemption Date:

Year	Percentage
2026	102.188%
2027	101.458%
2028	100.729%
2029 and thereafter	100.000%

At any time prior to June 15, 2026, the Company may also redeem all or a part of the 2031 Notes, upon not less than ten nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the 2031 Notes redeemed plus the 2031 Notes Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest, if any, to the date of redemption (the “2031 Notes Redemption Date”), subject to the rights of holders of the 2031 Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the 2031 Notes Redemption Date.

Other Terms

In the event that (i) the spin-off of the Company from DTE Energy Company is not, or the Company provides notice to the Trustee that in its reasonable judgment the spin-off will not be, consummated on or prior to September 1, 2021, (ii) the Company notifies the Trustee that it will not pursue the spin-off or (iii) the Company prepays the term loans under the Term Loan Facility referred to below prior to the spin-off, the notes of each series will be redeemed (the “Special Mandatory Redemption”) on the third business day following the relevant date at a redemption price equal to 100% of the initial issue price of such series of notes, plus accrued and unpaid interest to, but not including, the redemption date.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur additional debt; (ii) pay distributions on, redeem or repurchase, equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes have investment grade ratings from either Moody’s Investors Service, Inc. or S&P Global Ratings and no Default or Event of Default (each as defined in the Indenture) has occurred and is then continuing, many of such covenants will terminate and the Company and its Restricted Subsidiaries (as defined in the Indenture) will cease to be subject to such covenants.

The Indenture provides that each of the following is an Event of Default with respect to the Notes of any series: (i) default for 30 days in the payment when due of interest on such series of Notes; (ii) default in the payment when due (at fixed maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, such series of Notes; (iii) failure by the Company or any Guarantor to make a Change of Control Offer (as defined in the Indenture) or an Asset Sale Offer (as defined in the Indenture) within the time periods set forth, or to consummate a purchase of such series of Notes when required pursuant to the Indenture or comply with certain covenants relating to merger, consolidation or sale of assets; (iv) failure by the Company for 90 days after written notice given by the Trustee or by holders of not less than 25% in principal amount of the outstanding Notes of such series to comply with the provisions of the Indenture relating to certain reporting requirements by the Company; (v) failure by the Company or any Guarantor for 60 days after written notice given by the Trustee or by holders of not less than 25% in principal amount of the outstanding Notes of such series to comply with any of its other agreements in the Indenture with respect to such series of Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $75.0 million; provided, however, that if, prior to any acceleration of the Notes of a series, (i) any such Payment Default is cured or waived, (ii) any such acceleration of such indebtedness is rescinded, or (iii) such indebtedness is repaid within 30 days of the end of any applicable grace period for such Payment Default or the occurrence of such acceleration of such indebtedness, as applicable, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration of such indebtedness shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law; (vii) failure by the Company or any of the Company’s Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Note Guarantee (as defined in the Indenture) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; (ix) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of the Company’s significant subsidiaries or any group of restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary; (x) the entry of an order or decree under any bankruptcy law by a court of competent jurisdiction with respect to the Company or any of the Company’s Restricted Subsidiaries that is a significant subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a significant subsidiary; and (xi) the failure by the Company to consummate the Special Mandatory Redemption if required by the terms of the Indenture. In the case of an Event of Default described in the preceding clause (ix) or (x), with respect to the Company or any Restricted Subsidiary of the Company that is a significant subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing under the Indenture with respect to a series of Notes, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series may declare, by notice in writing to the Company, all the Notes of such series to be due and payable immediately.

The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Agreement

On June 10, 2021, the Company entered into a Credit Agreement (“Credit Agreement”) by and among the Company, as borrower, the Lenders party thereto, the L/C Issuers party thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent. The Credit Agreement provides for $1 billion of term loans pursuant to a 7-year term loan facility (the “Term Loan Facility”) and a 5-year $750 million revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Facilities”).

Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the option of the Company, either:

•

an adjusted base rate that is defined as the highest of (a) the prime rate, (b) the greater of (i) the federal funds rate in effect on such day and (ii) the overnight bank funding rate in effect on such day, plus 0.5%, and (c) the LIBO Rate for a one month interest period adjusted for certain reserve requirement plus 1.0% per annum (subject to, in the case of the Term Loan Facility, a LIBOR floor of 0.50% and, in the case of the Revolving Credit Facility, a LIBOR floor of 0.00%, in each case, adjusted for any statutory reserves); plus (i) in the case of the Revolving Credit Facility and after delivery to the Administrative Agent of the financial statements for the Company and its consolidated subsidiaries for the first full fiscal quarter ending after the funding date, the applicable margin varying from 0.25% to 1.25% depending on the most recent consolidated net leverage ratio and (ii) in the case of the Term Loan Facility, 1.00% per annum; or

•

an adjusted LIBOR rate, plus (i) in the case of the Revolving Credit Facility and after delivery to the Administrative Agent of financial statements for the Company and its consolidated subsidiaries for the first full fiscal quarter ending after the funding date, an applicable margin varying from 1.25% to 2.25% depending on the most recent consolidated net leverage ratio and (ii) in the case of the Term Loan Facility, 2.00% per annum, subject to, in the case of the Term Loan Facility, a LIBOR floor of 0.50% and the case of the Revolving Credit Facility, a LIBOR floor of 0.00%.

In the case of the Revolving Credit Facility and prior to delivery of such financials statements in the paragraph above, borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to 2.00% for LIBOR rate borrowings and 1.00% for the adjusted base rate borrowings.

The unused portion of the Revolving Credit Facility is subject to a commitment fee ranging from 0.30% to 0.50% quarterly according to the most recent consolidated net leverage ratio.

The Term Loan Facility requires the Company to prepay outstanding term loans, subject to certain exceptions, with:

•

100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property, as well as casualty insurance and condemnation proceeds, in each case, in excess of a certain amount, subject to reinvestment rights and other exceptions, and

•	100% of the net cash proceeds of certain debt incurrences.

The foregoing mandatory prepayments will be applied to the scheduled installments of principal of the Facilities and any incremental term loan facilities incurred under the Credit Agreement on a pro rata basis.

The Company has the ability to voluntarily prepay outstanding loans under the Credit Agreement at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans; provided, however, that any voluntary prepayment, refinancing or repricing of the Facilities in connection with certain repricing transactions that occur prior to the date that is six months from the Funding Date shall be subject to a prepayment payment of 1.00% of the aggregate principal amount of the applicable Term Loan Facility so prepaid, refinanced or repriced. The Borrower may voluntarily repay amounts outstanding under, and may voluntarily reduce commitments made under, the Revolving Credit Facility at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans.

The Term Loan Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.00% per annum of the original principal amount of the applicable Term Loan Facility, with the balance being payable at maturity. Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full at maturity. The Revolving Credit Facility will have no amortization.

All obligations of the Company under the Credit Agreement and any swap agreements and cash management arrangements provided by any lender providing commitments to the Revolving Credit Facility, any agents or lead arranger party to the Credit Agreement or any of their affiliates and certain other persons are unconditionally and irrevocably guaranteed, jointly and severally, by each existing and subsequently acquired or organized, direct or indirect, material, wholly-owned, domestic, restricted subsidiary of the Company, with exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences.

All obligations under the Credit Agreement and any swap agreements and cash management arrangements provided by any lender party to the Credit Agreement or any of its affiliates and certain other persons, and the guarantees of such obligations, are secured by a perfected, first-priority pledge of all capital stock and a perfected, first-priority security interest in all tangible and intangible personal property assets and certain material fee-owned real property agreed to, in each case owned by the Company or any guarantor and subject to permitted liens, materiality thresholds, and certain customary exceptions.

The Credit Agreement contains a number of negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness, create or incur liens, engage in mergers, consolidations, liquidations or dissolutions, sell, transfer or otherwise dispose of assets, make investments, acquisitions, loans or advances, pay dividends and distributions or repurchase capital stock, prepay, redeem or repurchase certain junior indebtedness, enter into agreements that limit the ability of the restricted subsidiaries to make distributions to the Company or the ability of the Company and its restricted subsidiaries to incur liens on assets and enter into certain transactions with affiliates.

In addition, (a) the Term Loan Facility will require the maintenance a minimum debt service coverage ratio of 1.10:1.00, and (b) the Revolving Credit Facility will require the maintenance of (i) a maximum consolidated net leverage ratio of 5.00:1.00, subject to a leverage ratio of 5.50:1.00 during certain specified acquisition periods and (ii) a minimum interest coverage ratio of no less than 2.50:1.00.

The Credit Agreement contains certain customary affirmative covenants and events of default (including a change of control) for facilities of this type.

The foregoing description of the Credit Agreement and the Facilities is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

4.1	Indenture, dated as of June 9, 2021 among the Company, the Guarantors and U.S. Bank National Association, as trustee.

10.1	Credit Agreement, dated as of June 10, 2021 by and among the Company, as borrower, the Lenders party thereto, the L/C Issuers party thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2021

DT MIDSTREAM, INC. (Registrant)

by
/s/ Jeffrey Jewell
Name:	Jeffrey Jewell
Title:	Chief Financial Officer